UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 21, 2012

TRANSGENOMIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30975	911789357
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12325 Emmet Street, Omaha, Nebraska		68164
(Address of principal executive offices)		(Zip Code)

(402) 452-5400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On September 21, 2012, Transgenomic, Inc., a Delaware corporation (the “Company”), Scoli Acquisition Sub, Inc., a Delaware corporation and the Company’s wholly-owned subsidiary (“Acquisition Sub”), completed the acquisition from Axial Biotech, Inc., a Delaware corporation (“Axial”), of certain of the assets related to Axial’s Scoliscore assay (the “Assets”). The acquisition was effected pursuant to an Asset Purchase Agreement, dated August 27, 2012 among the Company, Acquisition Sub and Axial (the “Purchase Agreement”), which is more fully described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 28, 2012.

In consideration for the purchase of the Assets, the Company made a cash payment of approximately $3.4 million to Axial and certain of its creditors. The Purchase Agreement further provides that, within ten days following the transfer of all of the Assets to the Company, and the Company’s confirmation that the Scoliscore Assay operates, within the Company’s laboratories, pursuant to protocol agreed upon by the Company and Axial, the Company shall pay an additional approximately $1.0 million to Axial and certain of its creditors, $100,000 of which shall be placed into escrow for a period of one year from the closing of the transaction to secure Axial’s indemnification obligations for, among other things, any breach of, or default under, any of Axial’s representations, warranties, covenants or agreements contained in the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be a complete description of all terms of the Purchase Agreement and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

On September 24, 2012, the Company issued a press release announcing the closing under the Purchase Agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following item is filed as an exhibit to this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release, dated September 24, 2012, issued by Transgenomic, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 27, 2012	TRANSGENOMIC, INC.

	By:	/s/ Craig J. Tuttle
Craig J. Tuttle President and Chief Executive Officer